Global Earth Energy Inc. Enters Into Joint Venture Worth Approximately $375 Million Over the Next 15 Years with BIOSYNERGIES LUBBOCK, LLC  / Texas Tech University and Oklahoma State Universities with 25% Participation

WILMINGTON, NC, Feb 23, 2011 -- Global Earth Energy Inc. (OTCBB: GLER) announced today it has entered into a joint venture partnership with BIOSYNERGIES LUBBOCK, LLC, a Texas limited liability company.  Biosynergies is in the business of creating Urea using bio mass feedstock.  The deal will run for 15 years and will be split on a 75%/25% profit split.  Global Earth Energy’s share will be 25%.  The IRR of the deal exceeds 71%.

By a sublicense agreement with Biosynergies, LLC, Bio Lubbock has obtained the right to use patented technology described as Patent Cooperation Treaty Application No. PCT/US2009/053547, Modularized System and Method for Urea Production Using a Bio-mass Feedstock, filed on August 12, 2008.  Through such technology, the Joint Venture will have the right to use the patented technology to manufacture Urea at the Lubbock Plant.  The fair market value of the licensed technology is agreed to be $195,000,000.

About Biosynergies Lubbock, LLC.

With the growth of the population causing ever-increasing demands upon our natural resources, fossil fuel consumption and its resultant negative impact on our environment will continue to rise. It is time for a shift in thinking.  The utilization of agricultural residual products and other forms of biomass must be used to produce a multitude of valuable products such as nitrogen fertilizer. Utilizing terrestrial carbon derived from waste products, rather than sub terrain fossil fuel carbon, the overall impact on our environment will be lessened.

The operational concept is designed around the gasification of cotton gin by-products and its reformation into an organic high nitrogen fertilizer, Urea.  The market for high nitrogen fertilizers (Urea 46%-N) continues to grow as it accounts for 60% of total nutrient consumption worldwide and is anticipated to reach 70% by the end of the next decade. The US domestic consumption of Urea has experienced a 1.2% growth rate per year for the past six years. In 2005, North American consumption exceeded 6.5 million tons while domestic production was less than 4.5 million tons. The balance was supplemented with imported product. Urea has many uses from agricultural fertilizer, raw material input for production of plastics, and by the surfactant industry. Currently, over 90% of the Urea produced utilizes natural gas as the feedstock. Over the past several years natural gas costs have been extremely volatile and have risen dramatically. In some cases a 50% increase has been realized. Global increases in agricultural product prices have also led to the increasing demand of nitrogen-based fertilizers. At the same time, domestic nitrogen fertilizer production has dropped and imports have risen.

From a rural economic development perspective, utilizing cotton gin by-products, which currently have little or no monetary value, and are considered "waste" by most,   would create an additional source of income for many of the farmers and cooperatives in the region. This opportunity will not only create rural economic development but also  provide educational opportunities and jobs to people in order to accomplish a constant improvement in the region where the operations are located. By utilizing resources currently considered as by-products, this project seeks to be a source of environmental, and economic development which will create an economic bio-sphere in which the end product, Urea, will be marketed and sold back to the farmers.  This will have many logistical benefits, and in turn helping to offset transportation costs that are normally associated with Urea importation. Conversion of agricultural biomass into marketable products, especially in rural and developing areas can enhance the economic status of the region and improve the overall quality of life and environment for its citizens.

Global Earth is also pleased to announce that it is now listed on the OTCQB. For more information on this classification please go to OTCMARKETS.COM.

About Global Earth Energy Inc. Global Earth Energy Inc. provides renewable energy solutions. In addition, the Company is pursuing joint venture agreements with green solution providers worldwide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipates" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. Certain risks are detailed in the Company's Form 10-K and other periodic filings with the Securities Exchange Commission at www.sec.gov. This news release speaks as of the date first set forth above and the Company assumes no responsibility to update the information included herein for events occurring after the date hereof.

We welcome any and all inquiries about this partnership by contacting any of the personnel listed below.

Sydney A. Harland

CEO

Contact:

Global Earth Energy

910-270-7749

www.globalearthenergy.com

Terry R. Collins, Chief Executive Officer

Biosynergies Lubbock, LLC

504 Main Street

Lubbock, Texas 79401-3102

Phone: (806) 771-1454

Spiros D. Sinnis

Chief Business Advisor

630-750-9095

skype: spiros.xs

Email Contact

www.xsholdings.com